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                                  EXHIBIT 15


To the Shareholders and Board of Directors of Sears, Roebuck and Co.

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the three and nine-month periods ended September 28, 1996 and September 30, 1995, as indicated in our report dated November 8, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the three-month period ended September 28, 1996, is incorporated by reference in Registration Statement Nos. 2-64879, 2-80037, 33-18081, 33-23793, 33-41485, 33-43459, 33-45479, 33-55825,
33-58851, 333-8141 and 33-64345 of Sears, Roebuck and Co.;
Registration Nos. 33-64215 and 333-9817 of Sears, Roebuck and Co. and Sears Roebuck Acceptance Corp.; Registration Statement Nos. 33-57205 and 333-11973 of Sears, Roebuck and Co. and The Savings and Profit Sharing Fund of Sears Employees; Registration Statement No. 33-44671 of Sears, Roebuck and Co. and Sears DC Corp.; and Registration Statement No. 33-64775 of Sears, Roebuck and Co. and Sears, Roebuck and Co. Deferred Compensation Plan.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP

Chicago, Illinois
November 8, 1996